Exhibit 5.1

ROPES & GRAY LLP 1211 AVENUE OF THE AMERICAS NEW YORK, NY 10036-8704 WWW.ROPESGRAY.COM
January 26, 2026
Bob’s Discount Furniture, Inc.
434 Tolland Turnpike
Manchester, Connecticut 06042
Ladies and Gentlemen:
We have acted as counsel to Bob’s Discount Furniture, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (File No. 333-292627) (as amended through the date hereof, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of up to 22,367,500 shares of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), including up to 2,917,500 shares of Common Stock that may be purchased at the option of the representatives of the underwriters named in the Underwriting Agreement (as defined below). Of the shares of Common Stock to be registered pursuant to the Registration Statement, 19,450,000 shares are being offered by the Company (the “Company Shares”) and up to 2,917,500 shares are being offered by the selling stockholder (the “Selling Stockholder Shares” and, together with the Company Shares, collectively the “Shares”). The Shares are proposed to be sold pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into among the Company, the selling stockholder, and J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, RBC Capital Markets, LLC and UBS Securities LLC, as representatives of the underwriters named therein.
In connection with this opinion letter, we have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.
The opinions expressed below are limited to the Delaware General Corporation Law.
Based upon and subject to the foregoing, we are of the opinion that the Company Shares have been duly authorized and, when issued and delivered pursuant to the (i) Underwriting Agreement against payment of the consideration set forth therein, will be, validly issued, fully paid and non-assessable and (ii) the Selling Stockholder Shares have been duly authorized and are validly issued, fully paid and non-assessable.
We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

This opinion may be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP